Exhibit 99.1

For Immediate Release

Contact:

John M. Presley

Managing Director and CEO

804-273-1254

JPresley@1capitalbank.com

Or

William W. Ranson

Executive Vice President and CFO

804-273-1160

WRanson@1capitalbank.com

First Capital Bancorp, Inc. Extends Rights Offering Expiration Date to April 30, 2012.

April 6, 2012 – First Capital Bancorp, Inc. (NASDAQ: FCVA) today announced that the Company has extended the expiration date for its rights offering. The new expiration date is April 30, 2012, from the original expiration date of April 16, 2012. First Capital Bancorp, Inc. has chosen to extend the expiration date because it believes there are shareholders who received rights offering documents later than originally intended. Other then the extension of the expiration date of the rights offering, all of the offering terms described in the Company’s prospectus dated February 13, 2012 remain the same and apply during the extended period of the offering.

For additional information or questions regarding the rights offering, please contact First Capital Bancorp, Inc., 4222 Cox Road, Glen Allen, Virginia 23060, telephone (804) 273-1160.

The Company currently operates seven branches in Innsbrook, Chesterfield Towne Center, near Willow Lawn on Staples Mill Road, in Ashland, at Three Chopt and Patterson in Henrico County, at the James Center in downtown, Richmond, and in Bon Air, Chesterfield County.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy shares of common stock nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. The securities are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation or any government agency.